EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Landry’s Restaurants, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Landry’s Restaurants, Inc. on Forms S-8 (File Nos. 333-113438, effective March 9, 2004; 333-104175, effective March 31, 2003; and 333-93173, effective December 21, 1999).

/s/ Grant Thornton LLP

Houston, Texas

March 16, 2009